FOR IMMEDIATE RELEASE

For:     Brylane Inc.

Contact: Robert A. Pulciani
         Brylane Chief Financial Officer
         (212) 613-9536

         Amanda Mullin
         Morgen-Walke Associates
         (212) 850-5600

Media:   Stacy Berns/Lauren Gargano
         Morgen-Walke Associates
         (212) 850-5600


                         PINAULT-PRINTEMPS-REDOUTE S.A.
                            COMPLETES ACQUISITION OF
                                  BRYLANE INC.

         Paris, France - April 23, 1999 - Pinault-Printemps-Redoute S.A. (PPR) announced today that the merger of its wholly owned subsidiary Buttons Acquisition Corporation into Brylane Inc. was consummated today, completing PPR's acquisition of Brylane. Under the terms of the merger, all remaining Brylane shareholders will be entitled to receive $24.50 per share in cash upon surrender of their certificates to ChaseMellon Shareholder Services LLC, as depositary agent appointed for that purpose. A notice of merger and a letter of transmittal for surrendering shares will be mailed to all remaining shareholders of record of Brylane common stock promptly.

         Headquartered in Paris, PPR operates several different specialized retail chains that sell a wide range of consumer goods. PPR's principal chains include Printemps (general merchandise), Conforama (furniture, household electronic goods and appliances) and Fnac (records, books, computer and consumer electronics). Through RedCats, PPR is the world's third largest mail order company.

         Brylane is the nation's leading specialty catalog retailer of value-priced apparel, with a focused portfolio of catalogs that includes Lane Bryant, Roaman's, Jessica London and King Size, serving the special size apparel market, and Chadwick's of Boston, Lerner, Bridgewater and Brett serving the regular size apparel market. In addition, Brylane's home catalog, introduced in September 1998, offers value-priced home products. Brylane also markets certain of its catalogs under the "Sears" name to customers of Sears, Roebuck and Co. under an exclusive licensing arrangement with Sears Shop at Home Services, Inc. Brylane is headquartered in New York and has facilities in Indiana, Massachusetts and Texas.